EXHIBIT 2


                              INVESTOR'S AGREEMENT


           This Investor's Agreement (the "Agreement") is entered into on March 13, 1998, by and between Franchise Finance Corporation of America, a real estate investment trust and a Delaware corporation (the "Company"), and Colony Investors III, L.P., a Delaware limited partnership (the "Purchaser").

                                  RECITALS

           The Purchaser has, upon the terms and subject to the conditions of a Stock Purchase Agreement, dated February 13, 1998 (the "Stock Purchase Agreement"), by and between the Company and the Purchaser, agreed to acquire 3,792,112 shares of Common Stock, $0.01 par value per share, of the Company ("Common Stock"), and warrants (the "Warrants") to purchase an additional 1,476,908 shares of Common Stock.

           The Purchaser and the Company each desire to enter into this Agreement for the purpose of regulating certain aspects of their relationship with regard to the Company.

                                 AGREEMENT

           NOW THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the Purchaser and the Company agree as follows:


                                 ARTICLE I
                                DEFINITIONS

        As used herein, the terms below shall have the following meanings. Any such term, unless the context otherwise requires, may be used in the singular or plural, depending upon reference.

        "Affiliate" shall mean, with respect to any Person, (i) any Person or entity directly or indirectly controlling or controlled by or under direct or indirect common control with such Person, (ii) any spouse or non-adult child (including by adoption), (iii) any relative other than a spouse or non-adult child (including by adoption) who has the same principal residence of any natural person described in clause (i) above,
 (iv) any trust in which any such Persons described in clause (i), (ii) or
 (iii) above has a beneficial interest and (v) any corporation, partnership, limited liability company or other organization of which any such Persons described in clause (i), (ii) or (iii) above collectively own more than fifty percent (50%) of the equity of such entity. For purposes of this definition, beneficial ownership of more than ten percent (10%) of the voting common equity of a Person shall be deemed to be control of such Person.

        "Fully Diluted Common Stock" shall mean all of the Common Stock of the Company, assuming conversion, exercise or exchange of all outstanding convertible or exchangeable securities, options, rights, warrants and similar instruments into or for Common Stock (regardless of whether such convertible securities, options, warrants or similar securities are then convertible or exercisable), except for compensatory stock options which shall not be deemed outstanding unless they have vested. As provided in
 Section 4.4, all such calculations shall be appropriately adjusted for stock splits, stock dividends and other similar events as described therein.

        "Person" shall mean an individual, partnership, limited liability company, joint venture, corporation, trust or unincorporated organization or any other similar entity.

        "Related Party" shall mean with respect to any Person: (i) any parent, controlling shareholder, fifty percent (50%) (or more) owned subsidiary, or spouse or ex-spouse or immediate family member (in the case of an individual) of such Person; (ii) a trust, corporation, partnership, limited liability company or other entity, the beneficiaries, shareholders, partners, owners or persons holding a fifty percent (50%) (or more) controlling interest of which consist of such Person and/or such other persons or entities referred to in the immediately preceding clause (i); or
 (iii) the equity owners of any Person.

        "Restricted Securities" shall mean any securities of the Company issued and sold to the Purchaser pursuant to the Stock Purchase Agreement.


                                 ARTICLE II
                            CORPORATE GOVERNANCE

        2.1 Board of Directors. Upon the execution of this Agreement, and until such time as the Purchaser and its Affiliates no longer collectively beneficially own Common Stock representing at least 50% of the number of shares of Common Stock issued and sold to the Purchaser pursuant to the Stock Purchase Agreement (exclusive of shares issuable upon exercise of the Warrants), the Company hereby agrees (a) to take all action necessary such that from and after the date hereof until the next regularly scheduled meeting of the Company's stockholders, the Board of Directors of the Company (the "Board") shall include one director designated by the Purchaser, and (b) thereafter to use its best efforts to cause a person designated by the Purchaser to be included in each slate of proposed directors put forth by the Company to its stockholders and recommended for election in any proxy solicitation materials disseminated by the Company; provided, however, that the identity of any nominee so designated by the Purchaser other than Thomas J. Barrack, Jr. and Kelvin L. Davis shall be reasonably acceptable to the Company; and provided, further, that if at any time the nominee so designated by the Purchaser shall not be serving on the Board, (i) the Purchaser shall have the continuing right to receive copies of all materials distributed to members of the Board, (ii) the nominee designated by the Purchaser shall have the right to participate substantially in all meetings of the Board on a non-voting basis, and (iii) the Company shall grant the Purchaser such other rights as may be reasonably necessary for the Purchaser's investment in the Restricted Securities to continue to qualify as a "venture capital investment" within the meaning of 29 C.F.R. Section 2510.3-101(d). The Company agrees to provide such information as the Purchaser may reasonably request in connection with the Purchaser's desire to ascertain the Company's continuing status as an "operating company" or a "real estate operating company" within the meaning of 29 C.F.R. Section 2510.3-101, and to consult routinely with the Purchaser as to the Company's activities, giving due consideration to the views expressed by the Purchaser in the course of conducting the business of the Company. The Company further agrees to cause the nominee designated by the Purchaser in accordance with the foregoing to serve on the Board of Directors of such subsidiaries of the Company as the Purchaser may reasonably request from time to time. Upon the death, resignation or removal of a nominee designated by the Purchaser, the Company will use its best efforts to have the vacancy filled by a person designated by the Purchaser. Board members designated by the Purchaser shall be fully covered by any directors' and officers' liability insurance maintained from time to time on the same terms as the other members, shall be entitled to the benefit of any indemnification arrangements applicable to the other members and shall have the right to receive all fees paid and options and other awards granted and expenses reimbursed to non-employee directors generally.

        2.2 Acquisitions Task Force. The Company shall promptly form a Corporate Acquisitions Task Force consisting of three members (the "Company Nominees") appointed by the chairman of the Board and two persons (the "Purchaser Nominees") appointed by the person designated by the Purchaser under Section 2.01 (which appointees shall be reasonably acceptable to the chairman of the Board). Such Purchaser appointees may include the person designated by the Purchaser under Section 2.01 (and such person shall be deemed reasonably acceptable to the chairman of the Board). The Corporate Acquisitions Task Force will exist for an initial term of two years (subject to extension by mutual agreement of the Company and the Purchaser) and will provide non-binding advice to the Company and the Board with respect to corporate acquisitions. The meeting, quorum, voting and other procedures of the Corporate Acquisitions Task Force will be established by mutual agreement of the Company Nominees and the Purchaser Nominees. The Purchaser will be reimbursed for its reasonable expenses allocable to (a) consummated transactions reviewed as aforementioned or (b) such other assistance provided by Purchaser or its Affiliates to the Company as may be agreed upon from time to time.


                                ARTICLE III
                  CERTAIN PURCHASE RIGHTS AND RESTRICTIONS

        3.1 General. If, at any time when the Purchaser and its Affiliates collectively own in excess of 5% of the Fully Diluted Common Stock, the Company proposes to issue for cash any of its Common Stock or other securities exercisable for, or convertible or exchangeable into, Common Stock (collectively, "Securities"), other than as provided in
 Section 3.2, then the Company shall, no later than 30 days prior to the consummation of such issuance, give written notice to the Purchaser of such proposed issuance. Such notice shall describe the proposed issuance, and contain an offer to sell to the Purchaser, at the same price and for the same consideration to be paid by the proposed purchasers (but net of any underwriting or similar fees, discounts or commissions), up to the Purchaser's pro rata portion (which shall be a percentage equal to the percentage of the Fully Diluted Common Stock held by the Purchaser and its Affiliates) of the Securities to be sold. Subject to the foregoing, if Common Stock is being issued with other Securities as a unit and such Common Stock may only be purchased in connection therewith as a part of such unit, the Purchaser must purchase such unit in order for such acceptance to be valid. If the Purchaser fails to accept such offer by written notice within 20 days after its receipt of the Company's notice, the Company may proceed with such proposed issuance, free of any right on the part of the Purchaser under this Section 3.1 in respect thereof.

        3.2 Exceptions. The purchase right granted by Section 3.1 shall not apply to: (i) compensatory issuances to employees, directors or consultants or pursuant to related employee benefit, 401(k), employee stock purchase or stock option plans approved by the Board of Directors; (ii) Securities distributed or set aside to all holders of Common Stock on a per share equivalent basis; (iii) derivative securities (e.g., warrants) issued as customary "yield enhancement" in connection with (a) the arrangement of bank credit or (b) the issuance of debt securities (including trust receipts or similar obligations treated as debt of the Company for United States federal income tax purposes) or redeemable, non-convertible preferred stock; (iv) any issuance of Securities upon the conversion, exercise or exchange of derivative equity securities issued in accordance with Section 3.1 of this Agreement; (v) the issuance of Securities to unit investment trusts in accordance with reasonable commercial practices; and
 (vi) the issuance of Securities pursuant to the Company's dividend reinvestment plan. In the case of any issuance pursuant to clause (v) of this Section 3.2, the Company shall, no later than 5 business days following the consummation of each such issuance, give written notice to the Purchaser of such prior issuance on substantially the same terms provided for notices under Section 3.1 and thereby offer to sell to the Purchaser, at the same price and for the same consideration paid in such prior issuance (but net of any underwriting or similar fees, discounts or commissions), up to that number of Securities that will permit the percentage of the Fully Diluted Common Stock held by the Purchaser and its Affiliates to be restored to the percentage so held immediately before such prior issuance. If the Purchaser fails to accept such offer by written notice within 10 business days after its receipt of the Company's notice, the purchase right on the part of the Purchaser under this Section 3.2 in respect of such prior issuance shall terminate.

        3.3 Standstill Agreement. Except as otherwise permitted in this Agreement, the Purchaser covenants that, for a period of five years after the date hereof, without the prior written consent of the Company, the Purchaser will not, and will cause each of its Affiliates not to, singly or as part of a "partnership, limited partnership, syndicate or other group" (as those terms are used within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which meanings shall apply for all purposes of this Agreement), directly or indirectly, through one or more intermediaries or otherwise:

        (a) acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise (other than as may be otherwise permitted in this Section 3.3), any Securities, except (i) pursuant to the Warrants, (ii) pursuant to the Company's dividend reinvestment plan, (iii) if (after giving effect to such purchase) the Purchaser and its Affiliates collectively own less than 5% of the Fully Diluted Common Stock or (iv) by way of stock dividends, stock splits, reorganization, recapitalization, merger, consolidation or like distributions made available to holders of the Common Stock generally;

        (b) make, or in any way participate, directly or indirectly, in, any "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A of the Exchange Act) by Persons other than the Company with respect to Securities (including by the execution of actions by written consent), become a "participant" in any "election contest" (as such terms are defined or used in Rule 14a-11 of the Exchange Act) with respect to the Company other than in concurrence with actions initiated or supported by the Board;

        (c) initiate, propose or otherwise solicit, or participate in the solicitation of, stockholders for the approval of one or more stockholder proposals with respect to the Company as described in Rule 14a-8 under the Exchange Act or induce any other individual or entity to initiate any stockholder proposal relating to the Company;

        (d) directly or indirectly participate in or encourage the formation of any group that seeks control of the Company (other than as may be otherwise permitted in this Section 3.3) or for the purpose of circumventing any provision of this Agreement;

        (e) other than in connection with a competing proposal in respect of any such action taken by a third party without the direct or indirect assistance of the Purchaser or its Affiliates, solicit, seek or offer to effect with any third party, or make any statement or proposal, whether written or oral, either alone or in concert with others, with respect to any form of business combination or transaction involving the Company or any subsidiary thereof, including, without limitation, a merger, exchange offer or liquidation of the Company's assets, or instigate or encourage any third party to do any of the foregoing;

        (f) deposit any Securities into a trust or subject any Securities to any arrangement or agreement with respect to the voting thereof or take any action by written consent in lieu of a meeting, in any such case that seeks control of the Company (except as may be otherwise permitted in this Section 3.3) or for the purpose of circumventing any provision of this Agreement; or

       (g) other than in connection with a competing proposal in respect of any such action taken by a third party without the direct or indirect assistance of the Purchaser or its Affiliates, otherwise act, directly or indirectly, alone or in concert with others (including by providing financing for another party) to seek or offer to acquire control of the Company.

        3.4 Certain Dispositions of Securities. Without the prior written consent of the Company, the Purchaser agrees and covenants that until six months from the date hereof it will not sell or transfer any of the Securities beneficially owned by the Purchaser, except to an Affiliate or a Related Party of the Purchaser or as may be reasonably necessary or advisable in order to avoid rents to be derived by the Company from a tenant failing to qualify as rents from real property as described in section 856(d)(2) of the Internal Revenue Code of 1986, as amended (the "Code"). The Purchaser further agrees and covenants that on or after six months from the date hereof, without the consent of the Company, it will not sell or transfer any of the Securities beneficially owned by the Purchaser, except to an Affiliate or a Related Party of the Purchaser, if the Securities to be included in any such disposition to any one Person or group of related Persons by the Purchaser represent in excess of 5% of the Fully Diluted Common Stock. Sales and transfers to a Related Party or Affiliate of Securities representing in excess of 5% of the Fully Diluted Common Stock shall be permitted hereunder only so long as any such Related Party or Affiliate agrees in writing to be bound by the terms of this Agreement as if such Related Party or Affiliate were a signatory to this Agreement. The Purchaser shall, and shall cause its Affiliates to, give the Company prompt notice upon the sale or transfer hereunder of any Securities beneficially owned by the Purchaser. Securities acquired by any person in violation of this Section 3.4 shall remain subject to this Agreement as though such Securities were still owned by the Purchaser.

        3.5 Voting and Dissenter's Rights. The Purchaser agrees that so long as the Purchaser and its Affiliates collectively own in excess of 5% of the Fully Diluted Common Stock, it will use reasonable best efforts to, and to cause each of its Affiliates to, (a) be present, in person or represented by proxy, at all stockholder meetings of the Company so that all of the Common Stock beneficially owned by the Purchaser and its Affiliates may be counted for the purpose of determining the presence of a quorum at such meetings and (b) not exercise any statutory dissenter's rights in connection with any merger, consolidation, reorganization or sale of all or substantially all of the assets of the Company to the extent the exercise of such rights would materially and adversely affect the transaction's qualifying as a pooling of interests for accounting and financial reporting purposes.

        3.6 Public Offering Lock-Up. The Purchaser agrees and covenants that in connection with an underwritten public offering of Securities by the Company, it will agree if requested by the underwriter(s) to not offer, sell or otherwise dispose of its Securities for a period not to exceed 90 days after the date of the underwriting agreement, without the prior consent of the underwriter(s).

        3.7 Certain Ownership Adjustments. In the event that the Company proposes to take an action (an "Action") which would result in the Purchaser or its Affiliates acquiring ownership of equity securities of another Person that is or is reasonably expected within the first 30 days following the Action to become a tenant of real property owned by the Company (a "Tenant"), and (solely as a consequence of such ownership upon consummation of such Action by the Company) the rents to be derived by the Company from such Tenant would fail to qualify as rents from real property as described in section 856(d)(2) of the Code, then the Company and the Purchaser agree to cooperate in good faith to enable the Purchaser (i) to participate to 98% of the maximum extent in the distribution of equity securities in the Action so that immediately after the consummation of the Action, the Purchaser's ownership of equity securities of the Company and the Tenant will not cause the rents to be derived by the Company from such Tenant to fail to qualify as rents from real property pursuant to section 856(d)(2)(B) of the Code, and (ii) to the extent that the Purchaser must forego equity securities pursuant to clause (i) of this sentence ("Foregone Securities"), the Purchaser will be entitled to receive Common Stock having a value equal to the aggregate value of all Foregone Securities (each such value to be determined pursuant to reasonable procedures to be agreed upon by the parties in good faith at the time of the Action; provided that if no such agreement can be reached, then the Company and the initial Holder shall mutually select a nationally recognized investment bank to determine such terms and procedures, which determination shall be binding on the parties). As a condition precedent to the Company's consummating such Action, the Company shall use its reasonable best efforts to cause the Tenant to, and the Purchaser shall, enter into all agreements necessary to provide that the Purchaser and the Tenant shall substantially replicate, to the extent practicable under the circumstances, the same rights and responsibilities as are provided hereunder in respect of the Company, except (i) as may otherwise be mutually agreed by the Company and the Purchaser, (ii) as would create an incident of tax for the Company in a material amount, which tax would not otherwise have been due, or (iii) as would adversely impact the Company's qualification as a real estate investment trust under the Code.

        3.8 Purchaser Member Limitations. The Purchaser agrees and covenants that no member of the Purchaser may own directly or indirectly 25% or more of the Purchaser as determined under section 856(d)(5) of the Code.

                                 ARTICLE IV
                               MISCELLANEOUS

        4.1 Confidentiality. (a) As used herein, "Confidential Material" means, with respect to either party hereto (the "Providing Party"), all information, whether oral, written, or otherwise, furnished to the other party hereto (the "Receiving Party") or such Receiving Party's directors, officers, partners, Affiliates, employees, agents or representatives (collectively, "Representatives"), and all reports, analyses, compilations, studies and other materials prepared by the Receiving Party or its Representatives (in whatever form maintained, whether documentary, computer storage or otherwise) containing, reflecting or based upon, in whole or in party, any such information. The term "Confidential Material" does not include information which (i) is or becomes generally available to the public other than a result of a disclosure by the Receiving Party, its Representatives or anyone to whom the Receiving Party or any of its Representatives transmit any Confidential Material in violation of this Agreement, or (ii) is or becomes known or available to the Receiving Party on a non-confidential basis from a source (other than the Providing Party or one of its Representatives) who is not, to the knowledge of the Receiving Party after reasonable inquiries, prohibited from transmitting the information to the Receiving Party or its Representatives by contractual legal, fiduciary or other obligation.

        (b) Subject to paragraph (c) below or except as required by law, the Confidential Material will be kept confidential and will not, without prior written consent of the Providing Party, be disclosed by the Receiving Party or its Representatives, in whole or in part, and will not be used by the Receiving Party or its Representatives, directly or indirectly, for any purpose other than in connection with the Stock Purchase Agreement, this
 Agreement or with respect to the matters contemplated therein.   Moreover,
 each Receiving Party agrees to transmit Confidential Material to its Representatives only if and to the extent that such Representatives need to know the Confidential Material for purposes of such transaction and are informed by such Receiving Party of the confidential nature of the Confidential Material and of the terms of this Section 4.1. In any event, each Receiving Party will be responsible for any actions by its Representatives which are not in accordance with the provisions hereof.

        (c) In the event that Receiving Party, its Representatives or anyone to whom such Receiving Party or its Representatives supply Confidential Material is requested or required (by oral questionnaires, interrogatories, requests for information or documents, subpoena, civil investigative demand, any informal or formal investigation by any government or governmental agency authority or otherwise in connection with legal processes) to disclose any Confidential Material, such Receiving Party agrees (i) to immediately notify the Providing Party of the existence, terms and circumstances surrounding such request, (ii) to consult with the Providing Party on the advisability of taking legally available steps to resist or narrow such request and (iii) if disclosure of such information is required, to furnish only that portion of the Confidential Material which, in the opinion of such Receiving Party's counsel, such Receiving Party is legally compelled to disclose and to cooperate with any action by the Providing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Material (it being agreed that the Providing Party shall reimburse the Receiving Party for all reasonable out-of-pocket expenses incurred by the Receiving Party in connection with such cooperation.)

        (d) In the event of the termination of this Agreement in accordance with its terms, promptly upon request from either Providing Party, the Receiving Party shall, except to the extent prevented by law, redeliver to the Providing Party or destroy all tangible Confidential Material and will not retain any copies, extracts or other reproductions thereof in whole or in part. Any such destruction shall be certified in writing to the Providing Party by an authorized officer of the Receiving Party supervising the same. Notwithstanding the foregoing, each Receiving Party and one Representative designated by each Receiving Party shall be permitted to retain one permanent file copy of each document constituting Confidential Material.

        4.2 Successors, Assigns and Transferees. This Agreement shall be binding upon and all rights hereto shall inure to the benefit of the parties hereto and their respective legal representatives, heirs, legatees, successors and permitted assigns subject to the terms of this Agreement.

        4.3 Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to another party hereto shall be in writing, shall be deemed to have been duly given or delivered when delivered personally or telecopied (receipt confirmed, with a copy sent by reputable overnight courier), or one business day after delivery to a reputable overnight courier, postage prepaid, to the address of the party set forth below such person's signature on this Agreement or to such address as the party to whom notice is to be given may provide in a written notice to each of the other parties to this Agreement, a copy of which written notice shall be on file with the Secretary of the Company.

        4.4 Recapitalizations, etc. The provisions of this Agreement (including any calculation of share ownership) shall apply, except to the extent specifically set forth herein with respect to the Restricted Securities, to any and all shares of capital stock of the Company or any capital stock, partnership units or any other security evidencing ownership interests in any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for, or in substitution of the Common Stock by reason of any stock dividend, split, reverse split, combination, recapitalization, liquidation, reclassification, merger, consolidation or otherwise.

        4.5 Inspection and Compliance with Law. Copies of this Agreement will be available for inspection or copying by any holder of Restricted Securities at the offices of the Company through the Secretary of the Company. The Company shall take all reasonable action to insure that the provisions of Delaware law relating to agreements similar to this Agreement are promptly complied with.

        4.6 Choice of Law. THIS AGREEMENT SHALL BE CONSTRUED, INTERPRETED AND THE RIGHTS OF THE PARTIES DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF).

        4.7 Entire Agreement; Amendments and Waivers. This Agreement embodies the entire agreement and understanding of the parties hereto pertaining to the subject matter hereof, and supercedes that certain Confidentiality Agreement among the parties. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

        4.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        4.9 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms to the fullest extent permitted by law.

        4.10 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

        4.11 Cumulative Remedies. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

        4.12 Term. Unless earlier terminated by an instrument in writing amending this Agreement pursuant to Section 4.7, this Agreement shall terminate upon the tenth anniversary of the effective date of this Agreement. Notwithstanding the foregoing, this Agreement shall in any event terminate with respect to the Purchaser when the Purchaser and its Affiliates no longer own any shares of Restricted Securities.

        4.13 Specific Performance. The Company and the Purchaser acknowledge and agree that in the event of any breach of this Agreement, the non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the non-breaching party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and/or to compel specific performance of this Agreement in any action, provided that any such action shall take place in a state court of Delaware (a "Delaware Court").

        4.14 Jurisdiction. The Company and the Purchaser hereby agree that any suit, claim, action or proceeding relating to or arising under this Agreement shall be brought in a Delaware Court. The Company and the Purchaser hereby consent to personal jurisdiction in any such action brought in any such Delaware Court, consent to service of process upon it, and waive any objection it may have to venue in any such Delaware Court or to any claim that any such Delaware Court is an inconvenient forum.

        IN WITNESS WHEREOF, the parties hereto have caused this Investor's Agreement to be duly executed as of the date first above written.


 FRANCHISE FINANCE CORPORATION OF AMERICA


 By:  /s/  MORTON H. FLEISCHER
    -------------------------------------
    Name:  Morton H. Fleischer
    Title: President and Chief Executive
             Officer

 Address:   The Perimeter Center
            17207 North Perimeter Drive
            Scottsdale, Arizona  85255

 Telecopy:  (602) 585-2226


 COLONY INVESTORS III, L.P.

 By:    Colony Capital III, L.P.

   By:  ColonyGP III, Inc.

   By:  /s/ KELVIN L. DAVIS
      ------------------------------------
      Name:  Kelvin L. Davis
      Title: President and Chief Executive
               Officer

 Address:   c/o Colony Capital, Inc.
            1999 Avenue of the Stars, Suite 1200
            Los Angeles, California 90067

 Telecopy:  (310) 282-8813